Exhibit 2.1

Share Exchange Agreement

by and among

Birch Branch, Inc. and its Principal Shareholders

and

Shun Cheng Holdings HongKong Limited and its Shareholders

Dated:  May 14, 2010

TABLE OF CONTENTS

i

Schedule 2.1	ACQUIROR COMPANY SHARES TO BE ISSUED TO COMPANY SHAREHOLDERS
Schedule 3.3	COMPANY SHAREHOLDERS
Schedule 3.5	BROKERS OR FINDERS OF THE COMPANY SHAREHOLDERS
Schedule 3.9	BUSINESS ADDRESSES OF THE COMPANY SHAREHOLDERS
Schedule 4.2(c)	ASET CO.’S CONTRACTUAL ARRANGEMENTS WITH SHUNCHENG COKE AND ITS OWNERS
Schedule 4.2(d)	SUBSIDIARIES
Schedule 4.7	CAPITALIZATION OF THE COMPANY
Schedule 4.8	CAPITALIZATION OF ASET CO.
Schedule 4.10	COMPLIANCE WITH LAWS OF THE COMPANY
Schedule 4.12	BROKERS OR FINDERS OF THE COMPANY
Schedule 4.13	TITLE TO AND CONDITION OF PROPERTIES
Schedule 4.14	MATERIAL EVENTS
Schedule 4.15	COMPANY OFFICERS AND DIRECTORS
Schedule 5.1	NAMES USED BY ACQUIROR COMPANY
Schedule 5.8	ACQUIROR COMPANY CAPITALIZATION, ETC.
Schedule 5.13	BROKERS OR FINDERS OF THE ACQUIROR COMPANY
Schedule 5.14	LIABILITIES, ETC. OF ACQUIROR COMPANY
Schedule 5.15	PRIOR OPERATIONS OF ACQUIROR COMPANY
Schedule 5.16	ACQUIROR COMPANY INSURANCE
Schedule 5.17	ACQUIROR COMPANY – CERTAIN CHANGES
Schedule 5.20	ACQUIROR COMPANY EMPLOYEES, ETC.
Schedule 5.21	ACQUIROR COMPANY OFFICERS AND DIRECTORS
Schedule 5.31	ACQUIROR COMPANY INTERESTED PARTY TRANSACTIONS
Schedule 5.33	ACQUIROR COMPANY BANK ACCOUNTS, ETC.
Schedule 5.36	ACQUIROR COMPANY SEC DOCUMENTS
Schedule 5.38	ACQUIROR COMPANY AUDITOR
Schedule 5.41	RECORDS
Schedule 5.51	ACQUIROR COMPANY PRINCIPAL SHAREHOLDERS – ADDRESSES
Schedule 6.3	ACQUIROR COMPANY PRINCIPAL SHAREHOLDERS SHARES
Schedule 6.5	BROKERS OR FINDERS OF THE ACQUIROR COMPANY PRINCIPAL SHAREHOLDERS

v

Share Exchange Agreement

This Share Exchange Agreement, dated as of May 14, 2010, is made by and among Birch Branch, Inc., a Colorado corporation (the “Acquiror Company”), Timothy Brasel, Brasel Family Partners LTD, LaMirage Trust, Mathis Family Partners, LTD, Lazzeri Family Trust, Hu Qingying, Ong Hock Seng and SCM Capital LLC (collectively, the “Acquiror Company Principal Shareholders”), Shun Cheng Holdings Limited, Wanjinlin International Investment Group Limited, Jinmao Investment Group Limited, USA Wall Street Capital United Investment Group Limited, Global Chinese Alliance Development Ltd., USA International Finance Consulting Group Ltd., Golden Hill International Investment Group Limited, Fuhai International Investment Group Limited, Renhe International Investment Group Limited, Fuyutai International Investment Group Limited, and Kangchen International Investment Group Limited (collectively, the “Company Shareholders”), and Shun Cheng Holdings HongKong Limited, a Hong Kong company (the “Company”).

Background

Whereas, the Acquiror Company wishes to acquire all of the Shares (as defined below) and the Company Shareholders are willing to transfer all of the Shares, which shares constitute 100% of the issued and outstanding shares of the Company, in exchange for 30,233,750 shares of the Acquiror Company Common Stock (as defined below) to be issued on the Closing Date (as defined below), on the terms and conditions as set forth herein;

Whereas, after giving effect to the transactions contemplated by this Agreement, the Acquiror Company Common Stock to be issued to the Company Shareholders shall constitute 95% of the issued and outstanding shares of the Acquiror Company Common Stock, calculated on a fully-diluted basis; and

Whereas, the board of directors of each of the Acquiror Company and the Company has determined that it is desirable to effect the exchange transaction contemplated hereby.

Now, Therefore, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

Unless the context otherwise requires, the terms defined in this ARTICLE I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Accredited Investor” has the meaning set forth in Regulation D under the Securities Act.

“Acquiror Company” has the meaning set forth in the Preamble.

“Acquiror Company Board” means the board of directors of the Acquiror Company.

“Acquiror Company Common Stock” means the Acquiror Company’s common stock, no par value per share.

“Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company.

“Acquiror Company Indemnified Party” has the meaning set forth in Section 9.2.

“Acquiror Company Permits” has the meaning set forth in Section 5.30.

“Acquiror Company Principal Shareholders” has the meaning set forth in the Preamble.

“Acquiror Company Shares” means the Acquiror Company Common Stock being issued to the Company Shareholders pursuant hereto.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“ASET Co.” means Anyang Shuncheng Energy Technology Co., Ltd., a wholly foreign owned limited liability company organized under the laws of the PRC.

“Cancellation” means the cancellation of the shares of Common Stock held by the Acquiror Company Principal Shareholders pursuant to the terms of the Cancellation Agreements, which shall be consummated simultaneously with the closing of the Share Exchange.

“Cancellation Agreements” means that Cancellation Agreements dated as of the date hereof among the Acquiror Company, the Company and each of the Acquiror Company Principal Shareholders.

“Closing” has the meaning set forth in Section 2.2

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Indemnified Party” has the meaning set forth in Section 9.3.

“Company Shareholder Board” means the board of directors, or similar governing body, of the applicable Company Shareholder.

“Company Shareholders” has the meaning set forth in the Preamble.

“Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Company.

“Environmental Laws” means any Law or other requirement relating to the environment, natural resources, or public or employee health and safety.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same will then be in effect.

“Equity Security” means any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

“Evaluation Date” has the meaning set forth in Section 5.37.

“Exchange Act” means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Exhibits” means the exhibits referred to and identified in this Agreement.

“Financial Statements” has the meaning set forth in Section 5.36.

“FINRA” means the Financial Industry Regulatory Authority.

“Form 8-K” means a current report on Form 8-K under the Exchange Act.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Indebtedness” means any obligation, contingent or otherwise.  Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Knowledge” means, with respect to each of the Company and the Acquiror Company, the knowledge of the executive officers of such company, as the case may be.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Legal Requirement” means any federal, national, state, provincial, municipal local, foreign, international, multinational or other Order or Law and all requirements set forth in applicable agreements, contracts, arrangements, leases or commitments.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, diminution in value, deficiencies, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including without limitation legal expenses, including the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

“Material Adverse Effect” means, when used with respect to the relevant party, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of such party, in each case taken as a whole or (b) materially impair the ability of the such party, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which such party operates.

“Money Laundering Laws” has the meaning set forth in Section 5.45.

“OTCBB” has the meaning set forth in Section 5.59.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement or the memorandum and articles of association of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) or (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

“Providing Party”” has the meaning set forth in Section 12.3(b).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Regulation D” means Regulation D promulgated under the Securities Act, as amended, and as it may be further amended.

“Regulation S” means Regulation S promulgated under the Securities Act, as amended, and as it may be further amended.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedule 14(f) Filing” means an information statement to be filed by the Acquiror Company on Schedule 14f-1 under the Exchange Act, as amended.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement.  The Schedules may be updated one or more times prior to the Closing Date and the delivery of such updated Schedules shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy and none of the Acquiror Company, the Acquiror Company Principal Shareholders, the Company Shareholders or the Company shall have any claim (whether for indemnification or otherwise) against any other party for any such variance or inaccuracy; provided that any such updated Schedules containing any change that would result in any Material Adverse Effect shall not cure any misrepresentation or breach of warranty of the Acquiror Company, the Acquiror Company Principal Shareholders, the Company Shareholders or the Company.  Any information disclosed in a Schedule by a party shall be deemed to be disclosed by such party and incorporated in any other section of the Agreement or Schedule where such disclosure would be reasonably apparent on the face of such disclosure.

“SEC Documents” has the meaning set forth in Section 5.36

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.1.

“Shares” means the 10,000 issued and outstanding ordinary shares, of HK$1 each of the Company.

“Shuncheng Coke” means Henan Shuncheng Group Coke Co., Ltd., a limited liability company organized under the laws of the PRC.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Third Party Claim” has the meaning set forth in Section 9.4(b).

“Transaction Documents” means, collectively, this Agreement, the Cancellation Agreements and all other agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

ARTICLE II
Exchange of Shares and Share Consideration

Section 2.1.        Share Exchange.  At the Closing, the Company Shareholders shall transfer the Shares, representing all of the issued and outstanding shares of the Company, to the Acquiror Company and, in consideration therefor, subject to Section 2.3.  The Acquiror Company shall issue to the Company Shareholders an aggregate of 30,233,750 fully paid and non-assessable shares of Acquiror Company Common Stock (the “Share Exchange”), all in accordance with Schedule 2.1 hereto.

Section 2.2.         Closing Date.  The closing of the Share Exchange (the “Closing”) will occur at 10:00 am local time at the offices of Blank Rome LLP in Hong Kong on the second business day following satisfaction or waiver of the closing conditions set forth in ARTICLE VII and ARTICLE VIII or such other date and time as the parties may mutually agree (the “Closing Date”).

Section 2.3.          Withholding.  The Acquiror Company shall be entitled to deduct and withhold from the Acquiror Company Shares otherwise issuable to each of the Company Shareholders pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any applicable payment under the Code or any provision of state, local, provincial or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Company Shareholder in respect of which such deduction and withholding was made.

Section 2.4.        Section 368 Reorganization.  For U.S. federal income tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 351 and/or 368 of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status.  The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 351 and/or 368 of the Code.

ARTICLE III
Representations and Warranties of the Company Shareholders

Each Company Shareholder, severally and not jointly, hereby represents and warrants to the Acquiror Company and the Company as follows:

Section 3.1.        Authority.  The Company Shareholder has all requisite authority and power (corporate and other) and full legal capacity, governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Company Shareholder is a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company Shareholder is a party, and to perform its obligations under this Agreement and each of the Transaction Documents to which the Company Shareholder is a party.  The execution, delivery and performance by the Company Shareholder of this Agreement and each of the Transaction Documents to which the Company Shareholder is a party have been duly authorized by all necessary corporate or similar action and do not require from the Company Shareholder Board, if applicable, or the Company Shareholder any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company Shareholder of this Agreement and each of the Transaction Documents to which the Company Shareholder is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company Shareholder, this Agreement and the Transaction Documents to which the Company Shareholder is a party constitutes the legal, valid and binding obligation of the Company Shareholder, enforceable against it in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.2.         No Conflict.  Neither the execution or delivery by the Company Shareholder of this Agreement or any Transaction Document to which the Company Shareholder is a party, nor the consummation or performance by the Company Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company Shareholder, if applicable; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Company Shareholder is a party or by which the properties or assets of the Company Shareholders are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company Shareholder, or any of the properties or assets of the Company Shareholder, may be subject; or (d) require the consent of any Person or Governmental Authority.

Section 3.3.         Ownership of Shares.  The Company Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, all of its Shares as set forth on Schedule 3.3 hereto, free and clear of any and all Liens.  There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which the Company Shareholder is a party or by which the Company Shareholder or Shares held by the Company Shareholder are bound with respect to the issuance, sale, transfer, voting or registration of the Shares.  At the Closing Date, the Acquiror Company will acquire good, valid and marketable title to the Shares held by the Company Shareholder, free and clear of any and all Liens.

Section 3.4.          Litigation.  There is no pending Proceeding against the Company Shareholder, including but not limited to, any Proceeding that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Document and, to the Knowledge of the Company Shareholder, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.5.          No Brokers or Finders.  Except as disclosed in Schedule 3.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company Shareholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 3.6.        Acknowledgment.  The Company Shareholder understands and agrees that the Acquiror Company Shares to be issued pursuant to this Agreement and the Share Exchange have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Acquiror Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, Regulation D or Regulation S, and will constitute “restricted securities” under the Securities Act.  The Company Shareholder understands that the Acquiror Company Shares are being offered and sold to it in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company Shareholder set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Acquiror Company Shares on which the Acquiror Company is relying.  The Company Shareholder understands and agrees that the Acquiror Company Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Company Shareholder understands and agrees that the Company Shareholder is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.7.          Legends.  It is understood that the certificates for Acquiror Company Shares issued to Company Shareholder will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 3.8.          Additional Legend.  The certificates for the Acquiror Company Shares issued to the Company Shareholders will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

Section 3.9.          Investor Status.  The Company Shareholder is an Accredited Investor and was not organized for the specific purpose of acquiring the Acquiror Company Shares.  It has sufficient Knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement.  The Company Shareholder has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Acquiror Company Shares.  The Company Shareholder understands the various risks of an investment in the Acquiror Company Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Acquiror Company Shares.  The Company Shareholder represents that its principal business address is set forth in Schedule 3.9 hereto.

Section 3.10.        Access to Information.  The Company Shareholder has had access to the Acquiror Company’s publicly filed reports with the SEC.  The Company Shareholder has been furnished during the course of the transactions contemplated by this Agreement and the Transaction Documents with all other public information regarding the Acquiror Company that it has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the Acquiror Company Shares.  The Company Shareholder has been afforded the opportunity to ask questions of and receive answers from the Acquiror Company concerning the Acquiror Company and the terms and conditions of the issuance of the Acquiror Company Shares.  The Company Shareholder is not relying on any representations and warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 3.11.       Purpose of Investment.  The Company Shareholder is acquiring the Acquiror Company Shares for its own account, for investment and not with a view to the distribution or resale of any part thereof to others.  The Company Shareholder acknowledges the Acquiror Company Shares cannot be sold or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Acquiror Company Shares will contain a legend to that effect.  The Company Shareholder understands and acknowledges that the Acquiror Company is under no obligation to register the Acquiror Company Shares for sale under the Securities Act.

Section 3.12.       Absence of Regulatory Review.  The Company Shareholder acknowledges that the Acquiror Company Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

ARTICLE IV
Representations and Warranties of the Company

The Company represents and warrants to the Acquiror Company as follows:

Section 4.1.          Organization and Qualification.  The Company is duly incorporated and validly existing under the laws of Hong Kong, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement and each of the other Transaction Documents to which it is a party, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not have a Material Adverse Effect.  The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not cause a Material Adverse Effect.

Section 4.2.          Subsidiaries.

(a)           The Company does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise except ASET Co.

(b)           ASET Co. is duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its businesses as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not cause a Material Adverse Effect.

(c)           Neither the Company nor ASET Co. owns any direct equity interest in Shuncheng Coke.  ASET Co.’s relationships with Shuncheng Coke and its owners are governed by a series of contractual arrangements, through which the Company exercises management rights over Shuncheng Coke.  On March 19, 2010, ASET Co. entered into the contractual arrangements with Shuncheng Coke and its shareholders set forth on Schedule 4.2(c).

(d)           Except as set forth on Schedule 4.2(d),  Shuncheng Coke is duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its businesses as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not cause a Material Adverse Effect.  All registered capital and other capital contributions have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked.

Section 4.3.         Organizational Documents.  Neither the Company nor any of its Subsidiaries is in violation or breach of any of the provisions of its respective Organizational Documents, except for such violations or breaches as, in the aggregate, will not cause a Material Adverse Effect.

Section 4.4.          Authorization and Validity of this Agreement.  The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the other Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which the Company is a party, and to record the transfer of the Shares and the delivery of the new certificates representing the Shares registered in the name of the Acquiror Company.  The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Company Shareholders any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 4.5.          No Violation.  Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Company is a party or by which any of the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company, except, in the case of clause (b), (c), or (d), for any such contraventions, conflicts, violations, or other occurrences as would not cause a Material Adverse Effect.

Section 4.6.          Binding Obligations.  Assuming this Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the other Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.7.          Capitalization of the Company.  The authorized share capital of the Company is HK$10,000, comprised of 10,000 ordinary shares of HK$1.00 each, of which 10,000 shares are issued and outstanding.  All of the issued and outstanding Equity Securities and other securities (including without limitation debt securities) of the Company are set forth on Schedule 4.7.  Except as set forth on Schedule 4.7, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities.  Except as set forth in Schedule 4.7, there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from the Company any Company securities.  Except as set forth in Section 4.7, there are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, preemptive rights,  rights of first refusal or other contracts pertaining to the capital stock of the Company to which the Company is a party.  The issuances of all of the securities of the Company described in this Section 4.7 have been in compliance with the laws of Hong Kong.  All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

Section 4.8.          Capitalization of ASET Co.  The registered capital of ASET Co. is US$1,000,000, the payment of which is as set forth on Schedule 4.8.  The Company is the record and beneficial holder of all of the outstanding capital stock of ASET Co.  There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof.  The issued and outstanding shares of capital stock of ASET Co. have been duly authorized, validly issued, fully paid and non-assessable, are free of any Lien other than Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal or any similar rights created by statute, their respective Organizational Documents or any agreement to which the Company is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of ASET Co.  None of the registered capital and other capital contributions regarding ASET Co. has been paid.  The Company owns, and has good, valid and marketable title to, all shares of capital stock of ASET Co.  There are no outstanding or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require ASET Co. to issue, sell or otherwise cause to become outstanding any of its respective authorized but unissued shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the capital stock of ASET Co. to which the Company or ASET Co. is a party.  None of the outstanding shares of capital stock of ASET Co. has been issued in violation of any rights of any Person or in violation of any Law.

Section 4.9.          No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.10.       Compliance with Laws and Other Instruments.  Except  as set forth on Schedule 4.10 or as would not cause a Material Adverse Effect, the business and operations of the Company and the Company Subsidiaries have been and are being conducted in accordance with all applicable Laws and Orders.  Except  as set forth on Schedule 4.10 or as would not cause a Material Adverse Effect, neither the Company nor the Company Subsidiaries has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company or the Company Subsidiaries and, to the Knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  Except  as set forth on Schedule 4.10 or as would not cause a Material Adverse Effect, neither the Company nor any Company Subsidiary, is in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected.  Except  as set forth on Schedule 4.10 or as would not cause a Material Adverse Effect ,to the Knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company, or any of the Company Subsidiaries is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  Except as set forth on Schedule 4.10,  the Company, nor any of the Company Subsidiaries is subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Company, any event or circumstance relating to the Company or any of the Company Subsidiaries that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.11.       Certain Proceedings.  There is no pending Proceeding that has been commenced against the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.  To the Company’s Knowledge, no such Proceeding has been threatened.

Section 4.12.       No Brokers or Finders.  Except as disclosed in Schedule 4.12, no person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 4.13.       Title to and Condition of Properties.  Except as disclosed in Schedule 4.13, or as would not cause a Material Adverse Effect, the Company and each of the Company Subsidiaries owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company or a Company Subsidiary, as the case may be, as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 4.14.        No Undisclosed Events.  Except as set forth on Schedule 4.14, since December 31, 2009, no material event exists with respect to the Company or the Company Subsidiaries or their respective businesses, properties, operations or financial condition that would have a Material Adverse Effect on the Company which has not been disclosed to the Acquiror Company as of the date of this Agreement.

Section 4.15.       Officers and Directors.  All Company officers and directors are identified in Schedule 4.15.  To the Knowledge of the Company, none of the past or present officers or directors of the Company have been convicted in a criminal proceeding or are subject to a pending criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past ten (10) years that resulted in a judgment, decree or final Order prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

ARTICLE V
Representations and Warranties of the Acquiror Company
and the Acquiror Company Principal Shareholders

The Acquiror Company and the Acquiror Company Principal Shareholders, jointly and severally, represent and warrant to the Company Shareholders and the Company as follows:

Section 5.1.          Organization and Qualification.  The Acquiror Company is duly organized, validly existing and in good standing under the laws of Colorado, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it.  The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect.  Schedule 5.1 sets forth a true, correct and complete list of the Acquiror Company’s jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets.  The Acquiror Company has not conducted business under or otherwise used for any purpose any fictitious name, assumed name, trade name or other name.

Section 5.2.          Subsidiaries.  The Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 5.3.          Organizational Documents.  The articles of incorporation and by-laws of the Acquiror Company are in the form attached as Exhibit A and Exhibit B, respectively, and no action has been  taken to amend or repeal such Organizational Documents.  The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents.

Section 5.4.          Authorization.  The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party.  The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board any consent or approval that has not been validly and lawfully obtained.  The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 5.5.          No Violation.  Neither the execution nor the delivery by the Acquiror Company of this Agreement or any other Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; or (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company.  The Acquiror Company has delivered to the Company accurate and complete (through the date hereof) copies of: (i) the stock records of the Acquiror Company; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of the Acquiror Company Common Stock, the board of directors of the Acquiror Company and all committees of the board of directors of the Acquiror Company.  There have been no formal meetings held of, or corporate actions taken by, the shareholders of the Acquiror Company, the board of directors of the Acquiror Company or any committee of the board of directors of the Acquiror Company that are not fully reflected in the documents described in clauses (i) and (ii) above. The books of account, stock records, minute books and other records of the Acquiror Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Law and prudent business practices.

Section 5.6.          Binding Obligations.  Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the other Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitute the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally

Section 5.7.          Securities Laws.  Assuming the accuracy of the representations and warranties of the Company Shareholders, contained in Section 3.9, Section 3.10, and Section 3.11, when issued pursuant to this Agreement, the Acquiror Company Shares will be issued and sold in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws.

Section 5.8.          Capitalization.  The authorized capital stock of the Acquiror Company consists of 550,000,000 shares of which (i) 500,000,000 shares are designated as Acquiror Company Common Stock, of which 1,708,123 shares are issued and outstanding and (ii) 50,000,000 shares are designated as preferred stock, of which no shares are outstanding.  No shares of Acquiror Company Common Stock or preferred stock are held by the Acquiror Company in its treasury.  All issued and outstanding shares of the Acquiror Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights.  At the Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company Common Stock to consummate the transactions contemplated hereby.  All of the issued and outstanding Equity Securities and other securities (including without limitation debt securities) of the Acquiror Company are set forth on Schedule 5.8.  Except as set forth on Schedule 5.8, there are no outstanding options, warrants, calls, stock appreciation rights, phantom stock or similar rights with respect to any securities of the Acquiror Company, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and right occurring in respect of holders of the capital stock of the Acquiror Company.  There are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from the Acquiror Company any Acquiror Company Equity Securities.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock or other securities of the Acquiror Company.  The issuances of all of the shares of Acquiror Company Common Stock described in this Section 5.8 have been in compliance with U.S. federal and state securities laws, all other Laws and the Acquiror Company’s Organizational Documents.  There are no bonds, debentures, notes or other indebtedness of the Acquiror Company having the right to vote (or convertible into, or exchangeable for or carrying a right or option to purchase, securities having the right to vote or consent) in respect of any matters as to which holders of Acquiror Company Common Stock may vote.  The stockholder list annexed as Schedule 5.8 is a current stockholder list generated by the Acquiror Company’s transfer agent and such list accurately reflects all of the issued and outstanding Acquiror Company Common Stock as of the date of such list.

Section 5.9.          No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.10.        Duly Authorized.  The issuance of the Acquiror Company Shares pursuant to this Agreement has been duly authorized and, upon delivery to the Company Shareholders of certificates therefor in accordance with the terms of this Agreement, such Acquiror Company Shares will have been validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified in the Acquiror Company’s Organization Documents, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by the Company Shareholders and restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.11.        Compliance with Laws.  Since the formation of the Acquiror Company, (i) the Acquiror Company and its business and operations have been and are being conducted in accordance with all applicable Laws and Orders; and (ii) the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated.  The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Acquiror Company and the Acquiror Company Principal Shareholders, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby.  The Acquiror Company has not received any written communication from a Governmental Authority that alleges that the Acquiror Company is or was not in compliance with any applicable Law.  The Acquiror Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it.

Section 5.12.        Certain Proceedings.  There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Knowledge of the Acquiror Company, no such Proceeding has been threatened.

Section 5.13.        No Brokers or Finders.  Except as disclosed in Schedule 5.13, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 5.14.        Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.14, the Acquiror Company has no indebtedness, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due).  Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company will be cancelled prior to the closing of the Share Exchange.

Section 5.15.        No Operations.  Except as set forth on Schedule 5.15, since its formation, the Acquiror Company has not conducted any business.  The Acquiror Company is not a party to any agreement or contract, whether written or oral, except for this Agreement and each of the other Transaction Documents.

Section 5.16.        Insurance.  Schedule 5.16 hereto contains a brief description of all insurance policies maintained by the Acquiror Company with respect to its business and its assets. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.

Section 5.17.        Changes.  Except as set forth in Schedule 5.17, since June 30, 2009,  the Acquiror Company has not:

(a)           suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business;

(b)           made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

(c)           created or permitted to exist any Lien on any material property or asset of the Acquiror Company, other than Permitted Liens;

(d)           issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(e)           declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(f)            terminated or modified any Acquiror Company Contract, except for termination upon expiration in accordance with the terms thereof;

(g)           released, waived or cancelled any claims or rights relating to or affecting the Acquiror Company or instituted or settled any Proceeding involving the Acquiror Company;

(h)           paid, discharged or satisfied any claim, obligation or liability;

(i)            created, incurred, assumed or otherwise become liable for any Indebtedness;

(j)            guaranteed or endorsed any obligation or net worth of any Person;

(k)           acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(l)            changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

(m)          entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 5.18.        Acquiror Company Contracts.  The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Acquiror Company Contract, including each amendment, supplement and modification thereto, and an accurate description of each Acquiror Company Contract that is not in writing, including any amendment, supplement or modification thereto.

Section 5.19.        No Defaults.  Each Acquiror Company Contract is a valid and binding agreement of the Acquiror Company, and is in full force and effect.  The Acquiror Company is not in breach or default of any Acquiror Company Contract to which it is a party and, to the Knowledge of the Acquiror Company, no other party to any Acquiror Company Contract is in breach or default thereof.  No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Company Contract.  The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Acquiror Company Contract to which it is a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Acquiror Company Contract.

Section 5.20.        Employees.  Except as set forth in Schedule 5.20, the Acquiror Company has no employees, independent contractors or other Persons providing services to it.  Except as would not have a Material Adverse Effect, the Acquiror Company and its operations are and have always been in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other Taxes, and occupational safety and health.  The Acquiror Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

Section 5.21.        Officers and Directors.  All Acquiror Company officers and directors are identified in Schedule 5.21.  To the Knowledge of the Acquiror Company, none of the past or present officers or directors of the Acquiror Company have been convicted in a criminal proceeding or are subject to a pending criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past ten (10) years that resulted in a judgment, decree or final Order prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 5.22.        Tax Returns.  The Acquiror Company has filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company (on or prior to the Closing Date) and has paid when due all Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return).  All such Tax Returns were accurately and completely prepared and comply with all Applicable Laws.  No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction.  The most recent Financial Statements contained in the SEC Documents reflect an adequate reserve and fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the date thereof and the Acquiror Company has made adequate provision for unpaid Taxes after that date in its books and records. No Acquiror Company Tax Return has ever been examined or audited by any Governmental Authority.  There are no Liens with respect to Taxes on the Acquiror Company’s property or assets, other than Permitted Liens and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof.  There are no unsatisfied liabilities for Taxes, including Acquiror Company Tax liabilities for interest, additions to tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Acquiror Company.

Section 5.23.        No Adjustments, Changes.  Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

Section 5.24.        No Disputes.  The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, for each of the last two (2) years and any and all correspondence with respect to the foregoing.  There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated.  The Acquiror Company has not received notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

Section 5.25.        Not a U.S. Real Property Holding Corporation.  The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.26.        No Tax Allocation, Sharing.  The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement.

Section 5.27.        No Other Arrangements.  The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.  The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code.  The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code.  The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter.  During the last two (2) years, the Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code.  The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4.

Section 5.28.        Material Assets.  The financial statements of the Acquiror Company set forth in the SEC Documents reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

Section 5.29.        Litigation; Orders.  There is no Proceeding (whether federal, state, local or foreign) pending or, to the Knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees.  To the Knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding.  The Acquiror Company is not subject to any Orders.

Section 5.30.        Licenses.  The Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”).  The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets.  The Acquiror Company Permits are valid and in full force and effect.  No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit.  The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit.  All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons.  All Acquiror Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 5.31.        Interested Party Transactions.  Except as set forth in Schedule 5.31, no officer, director or principal stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company any goods or services; (b) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected; or (c) any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Acquiror Company’s business.

Section 5.32.       Governmental Inquiries.  The Acquiror Company has not received any material written inspection report, questionnaire, inquiry, demand or request for information from any Governmental Authority.  Without limiting the generality of the foregoing, neither the Acquiror Company nor any of its officers or directors is, or has been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA or to its actual Knowledge, was there any formal or informal inquiry or investigation  of the Acquiror Company or its officers or directors prior to the date hereof.

Section 5.33.        Bank Accounts and Safe Deposit Boxes.  Schedule 5.33 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box of the Acquiror Company, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

Section 5.34.        Intellectual Property.  The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

Section 5.35.        Title to and Condition of Properties.  The Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens.

Section 5.36.        SEC Documents; Financial Statements.  Except as set forth on Schedule 5.36, the Acquiror Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, (the foregoing materials being collectively referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  All Acquiror Company Contracts to which the Acquiror Company is a party or to which the property or assets of the Acquiror Company are subject have been appropriately filed as exhibits to the SEC Documents as and to the extent required under the Exchange Act.  The financial statements of the Acquiror Company included in the SEC Documents (“Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q or Form 10-QSB, as the case may be, of the Commission), and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Acquiror Company as at the dates thereof and the results of its operations and cash flows for the periods then ended.  The books and records of the Acquiror Company are true, accurate and complete in all material respects.

Section 5.37.        Internal Accounting Controls.  The Acquiror Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Acquiror Company has established disclosure controls and procedures for the Acquiror Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Acquiror Company in the reports it submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.  The Acquiror Company’s certifying officers have evaluated the effectiveness of the Acquiror Company’s disclosure controls and procedures as of the end of the periods covered by the Acquiror Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Acquiror Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Acquiror Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Acquiror Company's internal control over financial reporting.

Section 5.38.        Accountants.  The Acquiror Company’s accounting firm is set forth on Schedule 5.38.  To the Knowledge of the Acquiror Company, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements included in the Acquiror Company’s annual report for the year ended June 30, 2009.

Section 5.39.        No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by the Acquiror Company to arise, between the Acquiror Company and the accountants and lawyers formerly or presently employed by the Acquiror Company which could affect the Acquiror Company’s ability to perform any of its obligations under this Agreement, and the Acquiror Company is current with respect to any fees owed to its accountants and lawyers.

Section 5.40.        Regulation M Compliance.  The Acquiror Company has not, and to the Knowledge of the Acquiror Company no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Acquiror Company to facilitate the sale or resale of any of the Acquiror Company Common Stock, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Acquiror Company, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Acquiror Company.

Section 5.41.        Business Records and Due Diligence.  Prior to the date hereof, the Acquiror Company delivered to the Company all records and documents relating to the Acquiror Company which the Acquiror Company possesses (except as set forth on Schedule 5.41), including, without limitation, books, records, government filings, Tax Returns, Organizational Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and shareholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with the Acquiror Company and its Subsidiaries.

Section 5.42.        Investment Company.  The Acquiror Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.43.        Stock Option Plans; Employee Benefits.  The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options or other securities or stock appreciation rights, phantom stock or similar rights, to directors, officers, or employees or any other Persons.  The Acquiror Company has no employee benefit plans or arrangements covering their present or former employees, officers or directors or providing benefits to such persons in respect of services provided the Acquiror Company.  Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each past or present director, officer, employee or consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company.  Without limiting the generality of the foregoing, the Acquiror Company does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of the Acquiror Company.

Section 5.44.        Environmental and Safety Matters.  The Acquiror Company has at all time been and is in compliance with all Environmental Laws applicable to the Acquiror Company.  There are no Proceedings pending or threatened against the Acquiror Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Acquiror Company or alleging that the Acquiror Company is a potentially responsible party for any environmental site contamination.  Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Acquiror Company.

Section 5.45.        Money Laundering Laws.  The operations of the Acquiror Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Acquiror Company, threatened.

Section 5.46.        Questionable Payments. Neither the Acquiror Company nor, to the Acquiror Company’s Knowledge, any of its current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Acquiror Company, has on behalf of the Acquiror Company or in connection with the Acquiror Company’s businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Acquiror Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.47.        Solvency.  The Acquiror Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

Section 5.48.        Foreign Corrupt Practices Act.  Neither the Acquiror Company, nor to the Knowledge of the Acquiror Company, any agent or other person acting on behalf of the Acquiror Company, has, directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Acquiror Company or any of its Subsidiaries (or made by any Person acting on their behalf of which the Acquiror Company is aware) or any members of their respective management which is in violation of any Legal Requirement, or (d) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to the Acquiror Company.

Section 5.49.        No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists with respect to the Acquiror Company or its Subsidiaries (other than with respect to the Share Exchange and the other transactions contemplated by this Agreement and the Transaction Documents) or their respective businesses, properties, prospects, operations or financial condition, which, under applicable Law, rule or regulation, requires public disclosure or announcement by the Acquiror Company but which has not been so publicly announced or disclosed since June 30, 2009, or will not be publicly announced in a Form 8-K filed with the SEC within four (4) business days after the Closing.

Section 5.50.        Adverse Interest.  No current officer, director, Affiliate or person known to the Acquiror Company to be the record or beneficial owner in excess of 5% of Acquiror Company Common Stock or any person known to be an associate of any of the foregoing is a party adverse to Acquiror Company or has a material interest adverse to Acquiror Company in any material pending legal proceeding.

Section 5.51.        Investor Status.  Each of the Acquiror Company Principal Shareholders is an Accredited Investor.  It has sufficient Knowledge and experience in finance, securities, investments and other business matters to be able to protect such its interests in connection with the transactions contemplated by this Agreement.  The Acquiror Company has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the Shares.  The Acquiror Company understands the various risks of an investment in the Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Shares.  Each Acquiror Company Principal Shareholder represents that its principal residence or principal business address is set forth on Schedule 5.51 hereto.

Section 5.52.        Access to Information.  The Acquiror Company has been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that it has requested and all such information is sufficient for such person or entity to evaluate the risks of investing in the Company.  The Acquiror Company has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents.  The Acquiror Company is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 5.53.        Purpose of Investment.  The Acquiror Company is acquiring the Shares to be acquired hereunder for its own account, for investment and not for distribution or resale to others.  The Acquiror Company acknowledges the Shares cannot be sold or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Shares will contain a legend to that effect.  The Acquiror Company understands and acknowledges that the Company is under no obligation to register the Shares for sale under the Securities Act.

Section 5.54.        Absence of Regulatory Review.  The Acquiror Company acknowledges that the Shares to be acquired hereunder have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

Section 5.55.        Untrue Statements.  Neither this Agreement nor the Transaction Documents nor the Schedules hereto or thereto nor any other documents, certificates or instruments furnished to the Company or the Company Shareholders by or on behalf of Acquiror Company or the Acquiror Company Principal Shareholders in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 5.56.        Board Recommendation.  The Acquiror Company Board, by unanimous consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 5.57.        Certain Registration Matters.  The Acquiror Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Acquiror Company registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 5.58.        Application of Takeover Protections.  The Acquiror Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquiror Company’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Company Shareholders as a result of the Company Shareholders and the Acquiror Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Acquiror Company’s issuance of the Acquiror Company Shares and the Company Shareholders’ ownership of the Acquiror Company Shares.

Section 5.59.        Listing and Maintenance Requirements.  The Acquiror Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the Acquiror Company Common Stock on the over-the-counter automated quotation service administered by the FINRA (“OTCBB”), provided the rules and regulations of the FINRA have been complied with in connection with the Share Exchange.  No approval of the shareholders of the Acquiror Company is required for the Acquiror Company to issue and deliver to the Company Shareholders the Acquiror Company Common Stock contemplated by this Agreement.

Section 5.60.        No Integrated Offering.  Assuming the accuracy of the Company Shareholders’ representations and warranties set forth in Article III, neither the Acquiror Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Acquiror Company Shares to be integrated with prior offerings by the Acquiror Company for purposes of (a) the Securities Act which would require the registration of any such securities under the Securities Act, or (b) any applicable shareholder approval provisions of any trading market or quotation medium on which any of the securities of the Acquiror Company are listed or designated.

Section 5.61.        Approval of the Acquiror Company Shareholders.  The Share Exchange and the other transactions described herein have been duly approved by the requisite vote or consent of the Acquiror Company shareholders in accordance with applicable Law and the articles of incorporation and by-laws of the Acquiror Company.

Section 5.62.        Disclosure.  The Acquiror Company confirms that neither it nor any Person acting on its behalf has provided the Company Shareholders or their agents or counsel with any information that the Acquiror Company believes constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Acquiror Company under a Form 8-K filed with the SEC within four (4) business days after the Closing. The Acquiror Company understands and confirms that the Company Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of the Acquiror Company.  All of the representations and warranties of the Acquiror Company and the Acquiror Company Principal Shareholders set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI
Representations and Warranties of
Acquiror Company Principal Shareholders

The Acquiror Company Principal Shareholders, jointly and severally, represent and warrant to the Company and each Company Shareholder as follows:

Section 6.1.          Authority.  The Acquiror Company Principal Shareholders have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the other Transaction Documents to which any of the Acquiror Company Principal Shareholders is a party and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Acquiror Company Principal Shareholders are a party, and to perform its obligations under this Agreement and each of the other Transaction Documents to which any of the Acquiror Company Principal Shareholders is a party.  The execution, delivery and performance by the Acquiror Company Principal Shareholders of this Agreement and each of the other Transaction Documents to which any of the Acquiror Company Principal Shareholders is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.  Assuming this Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company Principal Shareholders, this Agreement and the other Transaction Documents to which any of the Acquiror Company Principal Shareholders is a party constitutes the legal, valid and binding obligation of the Acquiror Company Principal Shareholders, enforceable against the Acquiror Company Principal Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 6.2.          No Conflict.  Neither the execution or delivery by the Acquiror Company Principal Shareholders of this Agreement or any other Transaction Document to which any of the Acquiror Company Principal Shareholders is a party, nor the consummation or performance by any of the Acquiror Company Principal Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of the Acquiror Company Principal Shareholders is a party or by which the properties or assets of any of the Acquiror Company Principal Shareholders is bound; (b) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company Principal Shareholders, or any of the properties or assets thereof, may be subject; or (c) require the consent of any third party or Governmental Authority.

Section 6.3.          Ownership of Shares.  The Acquiror Company Principal Shareholders and each of the other parties listed on Schedule 6.3, own, of record and beneficially, and have good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, all of their respective Shares as set forth on Schedule 6.3, free and clear of any and all Liens.  There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which any of the Acquiror Company Principal Shareholders is a party or by which any of the Acquiror Company Principal Shareholders or the Shares held by the Acquiror Company Principal Shareholders are bound with respect to the issuance, sale, transfer, voting or registration of the Shares.  The Acquiror Company Principal Shareholders own, of record or beneficially, no other shares of capital stock, or convertible securities, of the Company and have no rights to acquire any such capital stock or securities.

Section 6.4.          Litigation.  There is no pending Proceeding against any of the Acquiror Company Principal Shareholders, including but not limited to, any Proceeding that involves the Acquiror Company Shares held by any of the Acquiror Company Principal Shareholders, or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the Knowledge of the Acquiror Company Principal Shareholders, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 6.5.          No Brokers or Finders.  Except as disclosed in Schedule 6.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against any of the Acquiror Company Principal Shareholders for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 6.6.          Access to Information.  The Acquiror Company Principal Shareholders have been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that they have requested and all such information is sufficient for the Acquiror Company Principal Shareholders to evaluate the risks of investing in the Company and to evaluate the Cancellation.  The Acquiror Company Principal Shareholders have been afforded the opportunity to ask questions of and receive answers concerning the Company.  The Acquiror Company Principal Shareholders are not relying on any representations and warranties concerning the Company or any Company Shareholder made by any Person, other than those contained in this Agreement.

Section 6.7.          Accredited Investor.  Each of the Acquiror Company Principal Shareholders is an “Accredited Investor”.  The Acquiror Company Principal Shareholders’ principal residence (for an individual) and principal office (for an entity) is set forth on Schedule 5.51.

ARTICLE VII
Conditions Precedent of the Acquiror Company

The Acquiror Company’s obligation to acquire the Shares and to take the other actions required to be taken by the Acquiror Company at the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

Section 7.1.          Accuracy of Representations and Warranties.  The representations and warranties of the Company and the Company Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedule.

Section 7.2.          Performance of Covenants.  All of the covenants, agreements and obligations that the Company and the Company Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants, agreements and obligations (considered individually), must have been duly performed and complied with in all material respects.

Section 7.3.          Preparation of Form 8-K.  The Acquiror Company shall have received confirmation from the Company that a Form 8-K with respect to the transactions contemplated by this Agreement shall be prepared and filed with the SEC within four (4) business days following the closing of the transactions contemplated by this Agreement, which shall contain all of the material information, including financial statements, required to be included therein.

Section 7.4.          Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Company Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Company Shareholders, as the case may be.

Section 7.5.          Closing Documents.  The Company and the Company Shareholders must deliver to the Acquiror Company at the Closing of the Share Exchange:

(a)           share certificates evidencing the Shares, along with executed share transfer instruments and bought and sold notes transferring such Shares to the Acquiror Company together with a certified copy of a board resolution of the Company approving the registration of the transfer of the Shares to Acquiror Company (subject to closing of the Share Exchange and payment of any stamp duty);

(b)           an opinion of counsel to the Company, addressed to the Acquiror Company as to the corporate organization and valid status of the Company, the due authorization of the transactions contemplated hereby, non-contravention, and the enforceability of this Agreement;

(c)           each of the Transaction Documents to which the Company and/or the Company Shareholders are a party, duly executed by the Company and/or the Company Shareholders, as the case may be;

(d)           a certificate executed by an officer or director of the Company, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to the Company;

(e)           a certificate executed by an authorized officer or director of each Company Shareholder that is an entity, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to each Company Shareholder; and

(f)           such other documents as the Acquiror Company may reasonably request.

Section 7.6.          No Proceedings.  There shall not have been commenced or threatened against the Acquiror Company, the Company or the Acquiror Company Principal Shareholders, or against any Affiliate of any of them, any Proceeding (which Proceeding remains unresolved as of the Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 7.7.          No Claim Regarding Share Ownership or Consideration.  There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Shares or any other shares, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Acquiror Company Shares.

Section 7.8.          Delivery of Audit Report and Financial Statements.  The Company shall have completed the Company’s financial statements for all periods required to be filed in a Form 8-K, including financial statements for the quarter ended March 31, 2010, to be filed within four (4) business days following the Closing.

Section 7.9.          Stamp Duty.  The Company or the Company's Shareholders shall have delivered to the Acquiror Company copies of  the executed share transfer instruments and bought and sold notes in respect of the transfer of the Shares to the Acquiror Company duly stamped.

ARTICLE VIII
Conditions Precedent of the Company and the Company Shareholders

The Company Shareholders’ obligation to transfer the Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Company and the Company Shareholders jointly, in whole or in part):

Section 8.1.          Accuracy of Representations.  The representations and warranties of the Acquiror Company and Acquiror Company Principal Shareholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedules.

Section 8.2.          Performance by the Acquiror Company.  All of the covenants, agreements and obligations that the Acquiror Company and Acquiror Company Principal Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants, agreements and obligations (considered individually), must have been performed and complied with in all respects.

Section 8.3.          Certificate of Officer.  The Acquiror Company shall have delivered to the Company a certificate, dated the Closing Date, executed by an officer of the Acquiror Company, certifying the satisfaction of the conditions specified in Section 8.1 and Section 8.2 relating to the Acquiror Company.

Section 8.4.          Certificate of Acquiror Company Principal Shareholders.  The Acquiror Company Principal Shareholders will have delivered to the Company a certificate, dated the Closing Date, executed by each of the Acquiror Company Principal Shareholders or a duly authorized officer or trustee thereof, certifying the satisfaction of the conditions specified in Section 8.1 and Section 8.2 relating to the Acquiror Company Principal Shareholders.

Section 8.5.          Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company.

Section 8.6.          Schedule 14(f) Filing.  The Schedule 14(f) Filing shall have been filed with the Commission and mailed to the stockholders of the Acquiror Company by the Acquiror Company.

Section 8.7.          Amendments to Organizational Documents.  The by-laws of the Acquiror Company shall have been amended in the manner requested by the Company.

Section 8.8.          Appointment of Officers and Directors.  (a) Wang Xin Shun shall have been appointed or elected to serve as the Chairman of the Acquiror Company Board effective upon the Closing Date, (b)Wang Feng, Huang Qi-Fa, Gong Sen-Shan, David Chen and Li De-Xin shall have been appointed or elected to serve as directors of the Acquiror Company Board effective upon expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act and (c) Li De-Xin shall have been elected or appointed General Manager of the Acquiror Company and Wang Feng shall have been elected or appointed Assistant General Manager of the Acquiror Company; each effective upon the Closing Date;

Section 8.9.          Closing Documents.  The Acquiror Company will have delivered the following documents to the Company and/or the Company Shareholders:

(a)           share certificates evidencing Acquiror Company Shares to be issued pursuant to Section 2.1;

(b)           a Secretary’s Certificate, dated the Closing Date, certifying attached copies of (i) the Organizational Documents of the Acquiror Company, (ii) the resolutions of the Acquiror Company Board approving this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby; (iii) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other Transaction Document or agreement or instrument contemplated hereby or thereby to which the Acquiror Company is a party; and (iv) the resolutions accomplishing the elections or appointments contemplated by Section 8.8.

(c)           a Certificate of Good Standing of the Acquiror Company from its jurisdiction of incorporation dated a date within ten (10) days of the Closing Date;

(d)           each of the Transaction Documents to which the Acquiror Company is a party, duly executed by the Acquiror Company;

(e)           each of the Transaction Documents to which any of the Acquiror Company Principal Shareholders is a party, duly executed by the respective Acquiror Company Principal Shareholders;

(f)            the resignation of Timothy Brasel as an officer and director of the Acquiror Company, with the resignation as director to be effective upon expiration of the applicable waiting period under Rule 14f-1 of the Exchange Act;

(g)           a statement from the Acquiror Company’s transfer agent regarding the number of issued and outstanding shares of Acquiror Company Common Stock immediately before and after the Closing of the Share Exchange;

(h)           an opinion of counsel to the Acquiror Company, addressed to the Company Shareholders and the Company as to the corporate organization and good standing of the Acquiror Company, the due authorization of the transactions contemplated hereby, non-contravention and the enforceability of this Agreement; and

(i)            such other documents as the Company or the Company Shareholders may reasonably request.

Section 8.10.        No Proceedings.  Since the date of this Agreement, there shall not have been commenced or threatened against the Acquiror Company, the Company or the Company Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or by the Transaction Documents, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 8.11.        No Claim Regarding Stock Ownership or Consideration.  There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of any Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company or (b) is entitled to all or any portion of the Acquiror Company Shares.

Section 8.12.        Employment Agreements.  Shuncheng Coke and/or the Acquiror Company shall have executed and delivered employment agreements with each of Li De-Xin, Wang Feng and Wang Xin Shun, in form and substance reasonably satisfactory to the Company.

Section 8.13.        Cancellation.  The Cancellation shall have been consummated.

Section 8.14.        Applicable Exemption from Registration under Securities Act.  The Company and the Company Shareholders shall be satisfied that the issuance of the shares of the Acquiror Company shares by the Acquiror Company to the Company Shareholders, in connection with the Share Exchange, shall be exempt from registration pursuant to Section 4(2) of the Securities Act or any other applicable exemption therefrom.

Section 8.15.        No Bankruptcy Proceedings.  No proceeding in which the Acquiror Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Acquiror Company or under any United States, state or foreign bankruptcy or insolvency law.

Section 8.16.        Form 8-K.  A final draft of a Current Report on Form 8-K, which describes this Agreement and the Transaction Documents and the consummation of the Share Exchange, and which also includes all information required to be reported with respect to a transaction in which a public “shell company” ceases to be a “shell company” including, without limitation, the information required pursuant to Items 2.01 (Completion of Acquisition or Disposition of Assets) and 5.06 (Change in Shell Company Status), shall have been approved by the Company and its legal advisors, to be filed with the SEC within four (4) business days after the Closing.

Section 8.17.        No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2009, which has had a Material Adverse Effect on the Acquiror Company.

Section 8.18.        Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Acquiror Company, on a fully-diluted basis, as indicated on a schedule to be delivered by the Company and the Acquiror Company at or prior to the Closing, shall be acceptable to the Company.

Section 8.19.        Satisfactory Completion of Due Diligence.  The Company shall have completed their legal, accounting and business due diligence of the Acquiror Company and the results thereof shall be satisfactory to the Company in its sole and absolute discretion.

Section 8.20.        SEC Reports.  The Acquiror Company shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

Section 8.21.        OTCBB Quotation.  The Acquiror Company shall have maintained its status as a company whose common stock is quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the Closing.

Section 8.22.        No Suspensions of Trading in the Acquiror Company Stock; Listing.  Trading in the Acquiror Company Common Stock shall not have been suspended by the SEC or any trading market or quotation medium (except for any suspensions of trading of not more than one (1) trading day solely to permit dissemination of material information regarding the Acquiror Company) at any time since the date of execution of this Agreement, and the Acquiror Company Common Stock shall have been at all times since such date listed for trading on a trading market or quotation medium.

Section 8.23.        Payoff Letters and Releases.  The Acquiror Company shall have delivered to the Company such payoff letters and releases relating to liabilities of the Acquiror Company as the Company shall request, in form and substance satisfactory to the Company, including, but not limited to: (i) any agreement with any third parties under which the Acquiror Company has a payment obligation (whether in cash or in kind), including in respect of any guarantees; (ii) any notes payable of the Acquiror Company as at the Closing Date; and (iii) any auditor, transfer agent and Edgar filer invoices.

Section 8.24.        Releases.  The Acquiror Company shall have delivered to the Company a duly executed release by the current directors and officers of the Acquiror Company and the Acquiror Company Principal Shareholders and any other parties listed on Schedule 6.3 (and any transferees thereof), together with releases from each third party to which the Acquiror Company owes any liabilities or payment obligations, each in favor of the Acquiror Company, in form and substance satisfactory to the Company.

Section 8.25.        Consent to Use of Financial Statements.  The Acquiror Company’s independent auditors shall have consented to the use by the Acquiror Company following the consummation of the Share Exchange of all financial statements on which their audit opinion was issued in all filings to be made by the Acquiror Company with the SEC in which such financial statements are required.

Section 8.26.        Indemnification Agreement.  The Acquiror Company shall have delivered an indemnification agreement, executed by the Acquiror Company Principal Shareholders for the benefit of the Acquiror Company, the Company and the Company Shareholders, in form and substance satisfactory to the Company.

Section 8.27.        Lien Searches.  The Acquiror Company shall have delivered to the Company the results of UCC, judgment lien and tax lien searches with respect to the Acquiror Company and any Subsidiaries, the results of which indicate no Liens on the assets of the Acquiror Company and any Subsidiaries.

Section 8.28.        Records.  The Acquiror Company shall have delivered to the Company all records referred to on Schedule 5.41.

Section 8.29.        Stamp Duty.  The Stamp Office in Hong Kong shall have stamped the duly executed share transfer instruments and bought and sold notes submitted to it in respect of the transfer of the Shares to the Acquiror Company.

ARTICLE IX
Indemnification; Remedies

Section 9.1.          Survival.  The representations and warranties made by the Acquiror Company, the Acquiror Company Principal Shareholders, the Company Shareholders and the Company contained in this Agreement or any Transaction Document to which it is a party shall survive for a period of one (1) year following the Closing Date (the “Survival Period”).  The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.  No party shall have any obligation to provide indemnification for any Losses resulting from a breach of a representation or warranty if a notice of such breach is not submitted to the Indemnifying Party within the applicable Survival Period.  Notwithstanding anything to the contrary contained herein, indemnification claims based on fraud or intentional misrepresentation shall survive indefinitely.

Section 9.2.          Indemnification Obligations in favor of the Executive Officers, Directors, Employees and of Acquiror Company Principal Shareholders.  From and after the Closing Date and until the expiration of the Survival Period, the Company shall reimburse, indemnify, and hold harmless Acquiror Company’s executive officers, directors, employees in office immediately prior to the Closing of the Share Exchange and Acquiror Company Principal Shareholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as an “Acquiror Company Indemnified Party”) against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any Acquiror Company Indemnified Party, which arises or results from a third-party claim brought against an Acquiror Company Indemnified Party to the extent based on (i) a breach of any of the representations and warranties of the Company set forth in this Agreement or any other Transaction Document to which it is a party, or in any certificate delivered by the Company pursuant to this Agreement, or (ii) any breach by the Company of any covenant, obligation or other agreement made by the Company in this Agreement or any other Transaction Document to which it is a party.  Notwithstanding anything herein to the contrary, the Company shall have no obligation to indemnify or hold harmless any Acquiror Company Indemnified Party for any Losses based on the diminution in value of the Acquiror Company Common Stock.  In no event shall the aggregate amount payable by the Company pursuant to the Company’s indemnification obligations hereunder exceed the amount of $75,000.

Section 9.3.          Indemnification Obligation in favor of Acquiror Company, the Company and the Company Shareholders.  From and after the Closing Date and until the expiration of the Survival Period, Acquiror Company’s Principal Shareholders shall, jointly and severally, reimburse, indemnify and hold harmless the Acquiror Company, the Company, the Company Shareholders, and the executive officers, directors, and employees of Company Shareholders, Acquiror Company and the Company in office at any time after the closing of the Share Exchange (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any Company Indemnified Party in respect of (i) any breach of representation or warranty made by the Acquiror Company or any of the Acquiror Company Principal Shareholders in this Agreement or any other Transaction Document to which it is a party, or in any certificate delivered by the Acquiror Company or any of the Acquiror Company Principal Shareholders pursuant to this Agreement, (ii) any breach by the Acquiror Company or any of the Acquiror Company Principal Shareholders of any covenant, obligation or other agreement made by the Acquiror Company or any of the Acquiror Company Principal Shareholders in this Agreement or any other Transaction Document to which it is a party, and (iii) a third-party claim based on any acts or omissions by the Acquiror Company or any of the Acquiror Company Principal Shareholders through and including the closing of the Share Exchange.  In no event shall the aggregate amount payable by the Acquiror Company Principal Shareholders pursuant to the Acquiror Company Principal Shareholders’ indemnification obligations hereunder exceed the amount of $75,000.

Section 9.4.          Indemnification Procedures.

(a)           In order for any Acquiror Company Indemnified Party or Company Indemnified Party (collectively, an “Indemnified Party”) to be entitled to any indemnification provided for under this ARTICLE IX of this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification to the party from whom indemnity pursuant to this Agreement is claimed (an “Indemnifying Party”) with reasonable promptness after determining to make such claim.  The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve any relevant Indemnifying Party from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure.  If an indemnifying party does not notify the Indemnified Party within thirty (30) calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation or such other means as determined by the parties.

(b)           If the claim for indemnification involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(c)           Notwithstanding the provisions of Section 9.4(b), if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(d)          Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party only if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold or delay consent to any settlement or compromise that requires its consent.

(e)           In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(f)           The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(g)          The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such Losses.

(h)          With respect to any Loss for which an Indemnified Party has made a claim for indemnification against an Indemnifying Party prior to the termination of the Survival Period in accordance with this Agreement, the Survival Period shall be deemed continued until final resolution of such claim for indemnification.

(i)           If and to the extent any party is required to provide indemnification hereunder, such indemnifying party shall not have any right of contribution or similar right, or any claim or cause of action against, any other party with respect to such obligation to provide indemnification and the obligation to provide indemnification shall be solely the responsibility and obligation of the Indemnifying Party.

ARTICLE X
Covenants

Section 10.1.       Preservation of Business.  From the date of this Agreement until the Closing Date, the Acquiror Company shall, except as otherwise expressly permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, (c) not enter into any transactions or incur any liability, without first obtaining the written consent of the Company, and (d) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.  Without limiting the generality of the foregoing, prior to the Closing Date, the Acquiror Company will not, without the prior written consent of the Company:

(a)          amend its Organizational Documents;

(b)          authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities;

(c)          recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

(d)          create, incur, assume or permit to exist any Indebtedness; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(e)          enter into any agreement, commitment or contract;

(f)           authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of any amount of assets or securities, (iii) disposition of assets or securities or allowing any Lien thereon, (iv) merger or consolidation or (v) change in its capitalization;

(g)          change any accounting or Tax procedure or practice;

(h)          compromise, settle or otherwise modify any claim or litigation; or

(i)           commit, promise or agree to do any of the foregoing.

The Acquiror Company shall take all actions necessary to have its common stock traded on the OTCBB at Closing.

Section 10.2.       Continuing Efforts.  Each party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the transactions contemplated by this Agreement and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if they had been made on the Closing Date.

Section 10.3.       Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company and the Acquiror Company as each party may reasonably request.  In order that each party may have the full opportunity to do so, the Company, on the one hand, and the Acquiror Company and the Acquiror Company Principal Shareholders, on the other, shall furnish each party and its representatives during such period with all such information concerning the affairs of the Company or the Acquiror Company as each party or its representatives may reasonably request and cause the Company or the Acquiror Company and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

Section 10.4.       Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.  If, at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties will take all such lawful and necessary action.

Section 10.5.       Blue Sky Laws.  The Acquiror Company and the Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Acquiror Company Stock in connection with this Agreement.

Section 10.6.      Litigation.  From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any Proceedings which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could have a Material Adverse Effect on the Acquiror Company.

Section 10.7.       Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

Section 10.8.       By-laws.  If necessary, the Acquiror Company shall amend its by-laws to permit the election and/or appointment of additional new directors to the Acquiror Company’s Board of Directors as set forth in Section 8.9 hereof.

Section 10.9.       No Liabilities.  The Acquiror Company shall extinguish, satisfy or assign all liabilities such that at the date of Closing, the Acquiror Company shall have no liabilities or obligations whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

Section 10.10.    Schedule 14(f) Filing for Change in Majority of Directors.  As directed by the Company, the Acquiror Company and the Acquiror Company Principal Shareholders will use their best efforts to ensure that Timothy Brasel, the Acquiror Company’s current director, will remain a director of the Acquiror Company until the expiration of the 10-day period beginning on the date of the filing of the Schedule 14(f), that the designation of the Company’s directors set forth in Section 8.8 not be changed, and that he otherwise take no actions as a director of the Acquiror Company without the prior written consent of the Company.

Section 10.11.    Assistance with Post-Closing SEC Reports and Inquiries.  Upon the reasonable request of the Company, after the Closing Date, the Acquiror Company Principal Shareholders shall use their reasonable best efforts to provide such information available thereto, including information, filings, reports, financial statements or other circumstances of the Acquiror Company occurring, reported or filed prior to the Closing, as may be necessary or required by the Acquiror Company for the preparation of the post-Closing Date reports that the Acquiror Company is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act and/or Exchange Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC or other inquiry in respect thereof.

Section 10.12.    No Solicitation.  In recognition of the substantial expenditures of time, effort and expense to be incurred by both parties in connection with the activities proceeding toward the execution of the Agreement and the closing of the transactions contemplated herein, the Acquiror Company, the Acquiror Company Principal Shareholders, the Company, and Company Shareholders agree that they will not directly or indirectly submit, solicit, initiate, encourage or discuss any proposal or offer from any third party relating to competing “going public” transaction or “reverse merger” (either as an acquirer or target) or knowingly furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek a competing “going public” or “reverse merger” transaction.

Section 10.13.    Payment of Registered Capital of ASET Co. The Company covenants that it will pay 20% of the registered capital of ASET Co., namely USD 200,000 on or before June 17, 2010, and the balance, USD 800, 000, within two years of March 17, 2010 in accordance with the relevant PRC regulations and requirements and make all necessary capital verification reports be duly issued and not revoked or withdrawn.

ARTICLE XI
Termination

Section 11.1.       Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of the Acquiror Company and the Company;

(b)          by either the Acquiror Company or the Company if the Share Exchange shall not have been consummated for any reason by June 30, 2010; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either the Acquiror Company or the Company if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Exchange, which order, decree, ruling or other action is final and non-appealable;

(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Acquiror Company or the Acquiror Company Principal Shareholders set forth in this Agreement, or if any representation or warranty of the Acquiror Company shall have become materially untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Acquiror Company’s representations and warranties or breach by the Acquiror Company or the Acquiror Company Principal Shareholders is curable by the Acquiror Company or the Acquiror Company Principal Shareholders prior to the Closing Date, then the Company may not terminate this Agreement under this Section 11.1(d) for thirty (30) days after delivery of written notice from the Company to the Acquiror Company and the Acquiror Company Principal Shareholders of such breach, provided the Acquiror Company and the Acquiror Company Principal Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(d) if they shall have materially breached this Agreement or if such breach by the Acquiror Company or the Acquiror Company Principal Shareholders is cured during such thirty (30) day period);

(e)          the Acquiror Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Company Shareholders set forth in this Agreement, or if any representation or warranty of the Company or the Company Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s or the Company Shareholders’ representations and warranties or breach by the Company or the Company Shareholders is curable by the Company or the Company Shareholders prior to the Closing Date, then the Acquiror Company may not terminate this Agreement under this Section 11.1(e) for thirty (30) days after delivery of written notice from the Acquiror Company to the Company and the Company Shareholders of such breach, provided the Company and the Company Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Acquiror Company may not terminate this Agreement pursuant to this Section 11.1(e) if it shall have materially breached this Agreement or if such breach by the Company or the Company Shareholders is cured during such thirty (30) day period);

(f)           by the Company, if the results of the due diligence investigation are unsatisfactory in accordance with Section 8.19 and if the Acquiror Company is unable to remedy, to the satisfaction of the Company, any matter objected to prior to the Closing Date, as the Closing Date may be extended by the parties.

Section 11.2.       Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 11.1 above will be effective immediately upon (or, if the termination is pursuant to Section 11.1(e)or Section 11.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 11.1(e), this Agreement shall be of no further force or effect and the Share Exchange shall be abandoned, except as expressly set forth in Article IX and Article XII, each of which shall survive the termination of this Agreement.

ARTICLE XII
General Provisions

Section 12.1.       Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 12.2.       Public Announcements.  Prior to the closing of the Share Exchange, no party shall issue any such press release or otherwise make any public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

Section 12.3.       Confidentiality.

(a)          The Acquiror Company, the Acquiror Company Principal Shareholders, the Company Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

(b)          In the event that any party is required to disclose any information of another party pursuant to clause (ii) or (iii) of Section 12.3(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “Providing Party”) with prompt notice of any such requirement so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.3(b).  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Providing Party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the Providing Party, the disclosing party may, without liability hereunder, disclose only that portion of the Providing Party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the Providing Party’s information, including, without limitation, by cooperating with the Providing Party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the Providing Party’s information.

(c)          If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such confidential written information as the other party may reasonably request.

Section 12.4.       Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable

If to Acquiror Company (prior to Closing) or Acquiror Company Principal Shareholders:	with a copy (which shall not constitute notice) to

Birch Branch, Inc.
2560 W. Main Street, Suite 200	Jin, Schauer & Saad LLC
Littleton, CO 80120	South Tower, 600 Seventeenth Street, Suite 2700
Attn. Timothy Brasel	Denver, Colorado 80202
Fax No.: 303-221-7377	Attn. Jon D. Sawyer, Esq.
Fax No.: 720-889-2211

If to the Company, Acquiror Company (after Closing) or the Company Shareholders:	with a copy (which shall not constitute notice) to:

Henan Province, Anyang City, Wen Feng
Middle Road, Gong Xiao She Building	Blank Rome LLP
8th Floor	405 Lexington Avenue
Attn. Wang Feng, Assistant General Manager	New York, New York 10174
Fax No.: +86 372-2586009	Attn: Jeffrey Rinde, Esq.
Fax No.: 212-885-5001
Henan Province, Tongye Town
Shun Cheng Group, New Building
8th Floor
Attn. Wang Feng, Assistant General Manager
Fax No.: +86 372-3237999

Section 12.5.      Arbitration.  Any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitration award in any court having jurisdiction.

Section 12.6.       Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.7.       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Transaction Documents or any other documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Transaction Documents or any other documents referred to in this Agreement.

Section 12.8.       Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 12.9.       Assignments, Successors, and No Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.  Except as set forth in Section 9.2 and Section 9.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.10.    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.11.    Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.12.     Governing Law.  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

Section 12.13.     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of signature pages via facsimile or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of this Agreement or any other Transaction Document.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

Birch Branch, Inc.

By:	/s/ Timothy Brasel
Name: Timothy Brasel
Title: President, Chief Executive Officer and Chief Financial Officer

ACQUIROR COMPANY PRINCIPAL SHAREHOLDERS:

/s/ Timothy Brasel
Timothy Brasel

Brasel Family Partners LTD

By:	/s/ Timothy Brasel
Name: Timothy Brasel
Title: Officer

LaMirage Trust

By:	/s/ Timothy Brasel
Name: Timothy Brasel
Title: Officer

Mathis Family Partners, LTD

By:	/s/ Earnest Mathis
Name: Earnest Mathis
Title: General Partner

Lazzeri Family Trust

By:	/s/ Robert Lazzeri
Name: Robert Lazzeri
Title: Trustee

/s/ Hu Qingying
Hu Qingying

/s/ Ong Hock Seng
Ong Hock Seng

SCM CAPITAL LLC

By:	/s/ Sean Martin
Name: Sean Martin
Title: Managing Partner

Shun Cheng Holdings HongKong Limited

By:	/s/ Wang Feng
Name: Wang Feng
Title: Director

Company Shareholders:

Shun Cheng Holdings Limited

By:	/s/ Wang Feng
Name: Wang Feng
Title: Director

Wanjinlin International Investment Group Limited

By:	/s/ Makarov Sergey
Name: Makarov Sergey
Title: Director

Jinmao Investment Group Limited

By:	/s/ Wang Yushu
Name: Wang Yushu
Title: Director

USA Wall Street Capital United Investment Group Limited

By:	/s/ Li Wei Tian
Name: Li Wei Tian
Title: Director

Global Chinese Alliance Development Ltd.

By:	/s/ Li Wei Tian
Name: Li Wei Tian
Title: Director

USA International Finance Consulting Group Ltd.

By:	/s/ Li Wei Tian
Name: Li Wei Tian
Title: Director

Golden Hill International Investment Group Limited

By:	/s/ Tang Ching Kai
Name: Tang Ching Kai
Title: Director

Fuhai International Investment Group Limited

By:	/s/ Li Yuet Har
Name: Li Yuet Har
Title: Director

Renhe International Investment Group Limited

By:	/s/ Tang Pak Chuen
Name: Tang Pak Chuen
Title: Director

Fuyutai International Investment Group Limited

By:	/s/ Wong Po Lok
Name: Wong Po Lok
Title: Director

Kangchen International Investment Group Limited

By:	/s/ Tang Hing On
Name: Tang Hing On
Title: Director

LIST OF OMITTED EXHIBITS AND SCHEDULES

Exhibit	Description
Exhibit A	Articles of Incorporation of the Acquiror Company
Exhibit B	By-laws of the Acquiror Company

Schedule	Description
Schedule 2.1	Acquiror Company Shares To Be Issued To Company Shareholders
Schedule 3.3	Company Shareholders
Schedule 3.5	Brokers Or Finders Of The Company Shareholders
Schedule 3.9	Business Addresses Of The Company Shareholders
Schedule 4.2(c)	Aset Co.’s Contractual Arrangements With Shuncheng Coke And Its Owners
Schedule 4.2(d)	Subsidiaries
Schedule 4.7	Capitalization Of The Company
Schedule 4.8	Capitalization Of Aset Co.
Schedule 4.10	Compliance With Laws Of The Company
Schedule 4.12	Brokers Or Finders Of The Company
Schedule 4.13	Title To And Condition Of Properties
Schedule 4.14	Material Events
Schedule 4.15	Company Officers And Directors
Schedule 5.1	Names Used By Acquiror Company
Schedule 5.8	Acquiror Company Capitalization, Etc.
Schedule 5.13	Brokers Or Finders Of The Acquiror Company
Schedule 5.14	Liabilities, Etc. Of Acquiror Company
Schedule 5.15	Prior Operations Of Acquiror Company
Schedule 5.16	Acquiror Company Insurance
Schedule 5.17	Acquiror Company – Certain Changes
Schedule 5.20	Acquiror Company Employees, Etc.
Schedule 5.21	Acquiror Company Officers And Directors
Schedule 5.31	Acquiror Company Interested Party Transactions
Schedule 5.33	Acquiror Company Bank Accounts, Etc.
Schedule 5.36	Acquiror Company SEC Documents
Schedule 5.38	Acquiror Company Auditor
Schedule 5.41	Records
Schedule 5.51	Acquiror Company Principal Shareholders – Addresses
Schedule 6.3	Acquiror Company Principal Shareholders Shares
Schedule 6.5	Brokers Or Finders Of The Acquiror Company Principal Shareholders